EXHIBIT 99.1

Press Release dated April 15, 2004
of ElkCorp

PRESS RELEASE	TRADED: NYSE
FOR IMMEDIATE RELEASE	SYMBOL: ELK

FOR FURTHER INFORMATION:

Gregory J. Fisher
Sr. Vice President and Chief Financial Officer
(972) 851-0405

ElkCorp Reports a 41% Increase in Earnings from Continuing
Operations; Elk Composites Achieves Profit in March; Construction of
New Tuscaloosa Production Line Completed Ahead of Schedule

DALLAS, TEXAS, April 15, 2004. . . . ElkCorp today reported earnings from continuing operations of $6.2 million, or $.31 per diluted share, for the quarter ending March 31, 2004. Consolidated net income for the quarter is $4.1 million, or $.20 per diluted share.

Highlights of the Third Fiscal Quarter Ending March 31, 2004

Consolidated ElkCorp

•	Consolidated net income from continuing operations increased 41% to $6.2 million, or $.31 per diluted share, from $4.4 million, or $.23 per diluted share, in the same quarter last year.

•	Consolidated sales from continuing operations increased 7%, to $132.0 million, from $123.6 million in the year-ago quarter.

•	Discontinued operations reported a net loss of $2.2 million, or $.11 per diluted share, compared to a net profit of $0.1 million in the year-ago quarter.

•	Consolidated net income for the quarter is $4.1 million, or $.20 per diluted share, compared to net income of $4.5 million, or $.23 per diluted share, during the year-ago quarter.

Building Products Segment

•	Sales increased 9% to $127.8 million, from $117.0 million in the same quarter last year, primarily due to higher unit sales volume and pricing.

•	Operating profits of $13.5 million were 67% higher than operating profits of $8.1 million in the same quarter last year.

•	Construction of the new Tuscaloosa production line was completed ahead of schedule in late March.

•	Unit production increased over 15% compared to the same quarter last year, reflecting capacity additions completed earlier this year at the Shafter, California and Myerstown, Pennsylvania plants.

•	Elk announced a price increase of 5%, effective on June 1, 2004, on all roofing and accessory products.

•	Unit asphalt costs were 6% lower in the March quarter compared to the same quarter last year.

•	Elk Composites cut its operating loss to $0.3 million in the March quarter from $1.0 million in the December quarter and reached profitability in the month of March.

Press Release
ElkCorp
April 15, 2004

Other, Technologies

•	Combined sales were $4.1 million, compared to $6.6 million in the same prior year quarter. A 36% increase in Chromium sales was more than offset by reduced licensing and consulting fees at Ortloff.

•	Combined operating income of $0.8 million compares to $2.9 million in the same quarter last year, reflecting reduced licensing and consulting fees at Ortloff.

•	Three additional bedding makers chose Elk Technologies’ VersaShield fire-barrier technology for fire-resistant mattresses. In addition to Carolina Mattress Guild of Thomasville, North Carolina, which last year became the first bedding producer to introduce a fire-retardant line of bedding, the new customers are Capitol City Mattress Company of Tennessee, McRoskey Airflex Mattress Company of California, and American Bedding Company of Georgia.

Discontinued Operations

•	Cybershield experienced a net loss from operations of $1.0 million during the quarter, compared to a net profit of $0.1 million in the same prior year quarter.

•	An impairment charge of $1.2 million, net of tax, was recorded during the March quarter for the Cybershield Canton, Georgia facility and equipment due to current market conditions.

Financial Condition

At March 31, 2004, long-term debt of $167.4 million included a $6.2 million valuation adjustment required by hedge accounting to match the $6.2 million fair market value of an interest rate hedge recorded in other assets. The contractual principal amount of ElkCorp’s long-term debt was $161.2 million. Liquidity consisted of $0.3 million of cash and cash equivalents and $90.7 million of borrowing availability under a $110.0 million committed revolving credit facility which matures in November 2008. Net debt (contractual principal debt minus cash and cash equivalents) was $160.9 million, and the net debt to capital ratio was 43.6% at March 31, 2004. The company had no off-balance sheet arrangements or transactions with unconsolidated, special purpose entities.

Outlook

Thomas D. Karol, Chairman of the Board and Chief Executive Officer of ElkCorp said, “Favorable roofing market conditions are expected to continue into the summer quarter of fiscal 2004. Although asphalt costs in the June quarter are expected to be lower than they were in the prior year quarter, costs are expected to increase from prior quarters this year. Upward pressure also continues on transportation costs due to higher fuel prices and lower driver productivity due to new regulatory restrictions on working hours. The price increase announced for June 1 will help cover the increased asphalt and transportation costs and will help keep operating margins ahead of last year.

“Construction of our new Tuscaloosa four-wide production line was completed ahead of schedule at the end of March. The final cost is also expected to be $6 million below budget at approximately $72 million. Testing of the production equipment will continue through the June quarter.

Press Release
ElkCorp
April 15, 2004

“The wood composites operation improved significantly during the quarter. Sales and production of the new generation of voided embossed composite wood decking products increased as yields and throughput continued to improve. In fact, the operation reached profitability for the month of March. We expect profitable operations in the June quarter.

“We continue product and market development in our flame-resistant mattress fabrics. Three additional bedding manufacturers have made initial purchases of our VersaShield fire-barrier fabric with subsequent purchases expected for introduction into the California market when required. Two new substrates were developed that are well suited to the mattress and furniture markets. We still have not projected any meaningful sales contribution for the near quarters; however, we expect to be well positioned to compete in this emerging market as we get closer to the January 1, 2005, date for statutory compliance for flame-resistant mattresses in California.

“A negative valuation adjustment for the Cybershield Canton, Georgia facility being held for sale increased the loss from discontinued operations by $.06 per diluted share. We feel that the revised value is more reflective of current market conditions.

“Progress continues on the sale of the Cybershield business to a group composed of Cybershield management. We plan to complete the sale by the end of the fiscal year.

“We currently expect earnings from continuing operations of $.53 to $.56 during the fourth fiscal quarter ending June 30, 2004, and total year earnings of $1.70 to $1.73,” Karol concluded.

Conference Call

ElkCorp will host a conference call tomorrow, Friday, April 16, 2004, at 11:00 a.m. Eastern time (10:00 a.m. Central time). Interested parties can access the conference call by dialing (719) 457-2649 and providing confirmation code 142489. The conference call will also be broadcast live over the internet and can be accessed through the ElkCorp website at www.elkcorp.com (Investor Relations / Calls & Presentations) or by visiting www.firstcallevents.com.

Safe Harbor Provisions

In accordance with the safe harbor provisions of the securities law regarding forward-looking statements, in addition to the historical information contained herein, the above discussion contains forward-looking statements that involve risks and uncertainties. The statements that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements usually are accompanied by words such as “optimistic,” “outlook,” “believe,” “estimate,” “potential,” “project,” “expect,” “anticipate,” “plan,” “predict,” “could,” “should,” “may,” “likely,” or similar words that convey the uncertainty of future events or outcomes. These statements are based on judgments the company believes are reasonable; however, ElkCorp’s actual results could differ materially from those discussed here. Factors that could cause or contribute to such differences could include, but are not limited to, changes in demand, prices, raw material costs, transportation costs, changes in economic conditions of the various markets the company serves, changes in the amount and severity of inclement weather, acts of God, war or terrorism, as well as the other risks detailed herein, and in the company’s reports filed with the Securities and Exchange Commission, including but not

Press Release
ElkCorp
April 15, 2004

limited to, its Form 10-K for the fiscal year ending June 30, 2003, and subsequent Forms 8-K and 10-Q.

* * * * * * * *

ElkCorp, through its subsidiaries, manufactures Elk brand premium roofing and building products (over 90% of consolidated sales) and provides technologically advanced products and services to other industries. Each of ElkCorp’s principal operating subsidiaries is a leader within its particular market. Its common stock is listed on the New York Stock Exchange (ticker symbol: ELK). See www.elkcorp.com for more information.

PRESS RELEASE
ElkCorp
April 15, 2004

Condensed Results of Operations
($ in thousands)

					Trailing
	Three Months Ended		Nine Months Ended		Twelve Months Ended
	March 31,		March 31,		March 31,
	2004	2003	2004	2003	2004	2003
Sales	$131,947	$123,616	$414,894	$341,639	$558,382	$468,415

Costs and Expenses:
Cost of sales	105,332	100,134	327,873	274,790	440,466	367,509
Selling, general & administrative:
Noncash stock option compensation	0	0	0	(5,378)	0	(1,440)
Other SG&A	15,435	14,911	45,515	41,327	61,538	60,528
Interest expense, net	1,185	1,469	3,899	4,522	5,354	6,136

Total Costs and Expenses	121,952	116,514	377,287	315,261	507,358	432,733

Income from Continuing Operations
Before Income Taxes	9,995	7,102	37,607	26,378	51,024	35,682
Provision for income taxes	3,748	2,707	14,289	9,887	19,395	13,586

Income from Continuing Operations	6,247	4,395	23,318	16,491	31,629	22,096
Income (Loss) from Discontinued Operations, Net	(2,189)	67	(10,966)	(217)	(11,452)	(1,091)

Net Income	$4,058	$4,462	$12,352	$16,274	$20,177	$21,005

Income (Loss) Per Common Share-Basic
Continuing Operations	$0.32	$0.23	$1.19	$0.85	$1.62	$1.14
Discontinued Operations	(0.11)	0.00	(0.56)	(0.01)	(0.59)	(0.06)

	$0.21	$0.23	$0.63	$0.84	$1.03	$1.08

Income (Loss) Per Common Share-Diluted
Continuing Operations	$0.31	$0.23	$1.17	$0.84	$1.60	$1.13
Discontinued Operations	(0.11)	0.00	(0.55)	(0.01)	(0.58)	(0.06)

	$0.20	$0.23	$0.62	$0.83	$1.02	$1.07

Pro forma Information:
Income from Continuing Operations	$6,247	$4,395	$23,318	$16,491	$31,629	$22,096
Aftertax noncash stock option compensation	0	0	0	(3,496)	0	(936)

Proforma Income from Continuing Operations	$6,247	$4,395	$23,318	$12,995	$31,629	$21,160

Income from Continuing Operations
Per Common Share-Basic	$0.32	$0.23	$1.19	$0.67	$1.62	$1.09

Income from Continuing Operations
Per Common Share-Diluted	$0.31	$0.23	$1.17	$0.66	$1.60	$1.08

Average Common Shares Outstanding
Basic	19,633	19,477	19,588	19,474	19,567	19,459

Diluted	20,009	19,570	19,914	19,581	19,849	19,641

PRESS RELEASE
ElkCorp
April 15, 2004

Financial Information by Company Segments
($ in thousands)

					Trailing
	Three Months Ended		Nine Months Ended		Twelve Months Ended
	March 31,		March 31,		March 31,
	2004	2003	2004	2003	2004	2003
Sales
Building Products	$127,804	$116,981	$404,213	$328,919	$542,296	$449,059
Other, Technologies	4,143	6,635	10,681	12,720	16,086	19,356
Corporate & Eliminations	0	0	0	0	0	0

	$131,947	$123,616	$414,894	$341,639	$558,382	$468,415

Operating Profit (Loss)
Building Products	$13,517	$8,092	$50,329	$30,081	$66,149	$44,664
Other, Technologies	814	2,902	1,516	3,439	3,337	6,823
Corporate & Eliminations
Before noncash stock option compensation	(3,151)	(2,423)	(10,339)	(7,998)	(13,108)	(11,109)
Noncash stock option compensation	0	0	0	5,378	0	1,440

Total Corporate & Eliminations	(3,151)	(2,423)	(10,339)	(2,620)	(13,108)	(9,669)

	$11,180	$8,571	$41,506	$30,900	$56,378	$41,818

PRESS RELEASE
ElkCorp
April 15, 2004

Condensed Balance Sheet
($ in thousands)

	March 31,
	2004	2003
Assets
Cash and cash equivalents	$321	$12,033
Receivables, net	112,600	98,838
Inventories	60,951	57,786
Deferred income taxes	5,405	3,841
Prepaid expenses and other	8,871	8,417
Discontinued operations	5,408	22,154

Total Current Assets	193,556	203,069
Property, plant and equipment, net	260,378	214,348
Other assets	9,387	8,656

Total Assets	$463,321	$426,073

	March 31,
	2004	2003
Liabilities and Shareholders’ Equity
Accounts payable and accrued liabilities	$44,512	$47,599
Discontinued operations	922	2,112
Current maturities on long-term debt	0	0

Total Current Liabilities	45,434	49,711
Long-term debt, net	167,422	151,131
Deferred income taxes	42,583	35,643
Shareholders’ equity	207,882	189,588

Total Liabilities and Shareholders’ Equity	$463,321	$426,073

PRESS RELEASE
ElkCorp
April 15, 2004

Condensed Statement of Cash Flows
($ in thousands)

	Nine Months Ended
	March 31,
	2004	2003
Cash Flows From:
Continuing Operating Activities
Income from continuing operations	$23,318	$16,491
Adjustments to income from continuing operations
Depreciation and amortization	13,332	12,751
Deferred income taxes	2,288	3,984
Changes in assets and liabilities:
Trade receivables	5,652	(6,774)
Inventories	(7,430)	(12,674)
Prepaid expenses and other	(2,182)	1,071
Accounts payable and accrued liabilities	(9,815)	(2,205)

Net cash from continuing operating activities	25,163	12,644
Net cash from discontinued operations	2,706	(104)

Net cash from operating activities	27,869	12,540

Investing Activities
Additions to property, plant and equipment	(47,449)	(32,705)
Acquisition of business	0	(2,224)
Other, net	(357)	(249)

Net cash from investing activities	(47,806)	(35,178)

Financing Activities
Long-term borrowings (repayments), net	16,200	25,000
Dividends on common stock	(2,950)	(2,923)
Treasury stock transactions and other, net	1,952	158

Net cash from financing activities	15,202	22,235

Net Increase in Cash and Cash Equivalents	(4,735)	(403)
Cash and Cash Equivalents at Beginning of Year	5,056	12,436

Cash and Cash Equivalents at End of Period	$321	$12,033